As filed with the Securities and Exchange Commission on January 30, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-1498399
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2101 Blair Mill Road

Willow Grove, Pennsylvania 19090

(215) 784-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Maurice E. Carson

Vice President and Chief Financial Officer

2101 Blair Mill Road

Willow Grove, Pennsylvania 19090

(215) 784-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

H. John Michel, Jr., Esquire

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103-6996

(215) 988-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Registrant, depending on market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (1) (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, no par value	90,000	$13.81	$1,242,900	$157.48

(1)	In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average high and low sale prices of the common stock as reported on the Nasdaq National Market on January 29, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2004

PROSPECTUS

                , 2004

[GRAPHIC]

KULICKE AND SOFFA INDUSTRIES, INC.

90,000 Shares

of

Common Stock

This prospectus relates to the sale, from time to time, of up to 90,000 shares of our common stock, without par value per share, by Reliance Trust Company, as trustee of the trust created in connection with the Kulicke and Soffa Industries, Inc. Defined Non-Contributory Retirement Income Plan, referred to as the pension plan. The shares of our common stock have been contributed and issued by us to the trust to fund certain obligations to the pension plan. The common stock will be sold by the trustee for the account of the trust. See “The Pension Plan.” The shares of our common stock offered by this prospectus are sometimes referred to as the “securities.”

The common stock may be offered and sold by the trustee from time to time directly or through broker-dealers. The common stock may be sold in one or more transactions at market prices prevailing at the time of sale or at prices determined on a negotiated or competitive bid basis. See “Plan of Distribution.” We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus and will bear all expenses incident to registration of the common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “KLIC.” On January 23, 2004, the closing price of the common stock on the Nasdaq National Market was $14.22 per share.

The common stock may involve a high degree of risk. See “Risk Factors” beginning on page 3 to read about the risks you should consider before buying our common stock.

Our principal executive offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090 and our telephone number is (215) 784-6000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004.

Summary

Kulicke & Soffa

The following summary highlights selected information regarding Kulicke & Soffa. It does not contain all of the information that is important to you. You should carefully read this entire prospectus and any prospectus supplement, together with the other documents to which this prospectus and any prospectus supplement refers you. In addition, you should carefully consider the factors set forth under the caption “Risk Factors” in this prospectus and any applicable prospectus supplement. When used in this prospectus, the terms “Kulicke & Soffa,” “Company,” “we,” “our,” “ours,” and “us” refer to Kulicke and Soffa Industries, Inc. and, unless the context otherwise indicates, its subsidiaries.

We design, manufacture and market capital equipment, packaging materials and test interconnect products as well as service, maintain, repair and upgrade equipment, all used to assemble semiconductor devices. We also provide semiconductor wafer bumping services (flip chip bumping) and licensing of our bumping process to semiconductor manufacturers and their subcontractors. We are currently the world’s leading supplier of semiconductor wire bonding assembly equipment, according to VLSI Research, Inc. Our business is currently divided into four product segments:

•	equipment;

•	packaging materials;

•	wafer and package test interconnect products; and

•	advanced packaging technology.

In November 2002, we announced our intentions to divest our operations in the advanced packaging segment.

We believe we are the only major supplier to the semiconductor assembly industry that can provide customers with semiconductor wire bonding equipment along with the complimentary packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. We believe that the ability to control all of these assembly related products provides us with a significant competitive advantage and should allow us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices.

Kulicke and Soffa Industries, Inc. was incorporated in Pennsylvania in 1956. Our principal offices are located at 2101 Blair Mill Road, Willow Grove, Pennsylvania 19090 and our telephone number is (215) 784-6000. We maintain a website with the address www.kns.com We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the trustee may sell to the public the securities described in this prospectus in one or more offerings up to a total of 90,000 shares of our common stock.

This prospectus provides you with only a general description of the common stock that the trustee may sell. You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless indicated in a prospectus supplement, neither we nor the trustee have taken any action that would permit the trustee to publicly sell our common stock in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

Risk Factors

Before you invest in these securities, you should be aware that there are various risks, including those described below. The risks described below are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. You should consider carefully these risk factors together with all of the other information included in this prospectus or incorporated by reference in this prospectus before you decide to invest in these securities.

The semiconductor industry is volatile with sharp periodic downturns and slowdowns

Our operating results are significantly affected by the capital expenditures of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems. Expenditures by semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems depend on the current and anticipated market demand for semiconductors and products that use semiconductors, including personal computers, telecommunications equipment, consumer electronics, and automotive goods. Significant downturns in the market for semiconductor devices or in general economic conditions reduce demand for our products and materially and adversely affect our business, financial condition and operating results.

Historically, the semiconductor industry has been volatile, with periods of rapid growth followed by industry-wide retrenchment. These periodic downturns and slowdowns have adversely affected our operating results. They have been characterized by, among other things, diminished product demand, excess production capacity, and accelerated erosion of selling prices. This has severely and negatively affected the industry’s demand for capital equipment, including the assembly equipment that we manufacture and market and, to a lesser extent, the packaging materials and test interconnect solutions that we sell.

The semiconductor industry has recently experienced downturns in fiscal 1998 through the first half of fiscal 1999, and in fiscal 2001 through the first half of fiscal 2003. In the 1998-1999 downturn, our net sales declined from approximately $501.9 million in fiscal 1997 to $411.0 million in fiscal 1998. In the most recent downturn, our net sales declined from approximately $899.3 million in fiscal 2000 to $464.7 million in fiscal 2002. Although the business environment improved in the fourth quarter of fiscal 2003, we cannot assure you that the market for semiconductors will continue to improve or that the market will not experience additional and possibly more severe and prolonged downturns in the future. Such downturns would adversely affect our business, financial condition and operating results.

We may experience increasing price pressure

Our historical business strategy for many of our products has focused on product performance and customer service rather than on price. The length and severity of the most recent economic downturn increased cost pressures on our customers and we have observed increasing price sensitivity on their part. In response, we are actively seeking to reduce our cost structure by moving operations to lower cost areas and by reducing other operating costs. If we are unable to realize prices that allow us to continue to compete on the basis of performance and service, our financial condition and operating results may be materially and adversely affected.

Our quarterly operating results fluctuate significantly and may continue to do so in the future

In the past, our quarterly operating results have fluctuated significantly; we expect that they will continue to fluctuate. Although these fluctuations are partly due to the volatile nature of the semiconductor industry, they also reflect other factors, many of which are outside of our control.

Some of the factors that may cause our revenues and/or operating margins to fluctuate significantly from period to period are:

•	market downturns;

•	the mix of products that we sell because, for example:

•	our test interconnect business has lower margins than assembly equipment and packaging materials;

•	some lines of equipment within our business segments are more profitable than others; and

•	some sales arrangements have higher margins than others;

•	the volume and timing of orders for our products and any order postponements;

•	virtually all of our orders are subject to cancellation, deferral or rescheduling by the customer without prior notice and with limited or no penalties;

•	adverse changes in our pricing, or that of our competitors;

•	higher than anticipated costs of development or production of new equipment models;

•	the availability and cost of the components for our products;

•	market acceptance of our new products and upgraded versions of our products;

•	customers’ delay in purchasing our products due to customer anticipation that we or our competitors may introduce new or upgraded products; and

•	our competitors’ introduction of new products.

Many of our expenses, such as research and development, selling, general and administrative expenses and interest expense, do not vary directly with our net sales. As a result, a decline in our net sales would adversely affect our operating results. In addition, if we were to incur additional expenses in a quarter in which we did not experience comparable increased net sales, our operating results would decline. In a downturn, we may have excess inventory, which is required to be written off. Some of the other factors that may cause our expenses to fluctuate from period-to-period include:

•	the timing and extent of our research and development efforts;

•	severance, resizing and other costs of relocating facilities;

•	inventory write-offs due to obsolescence; and

•	inflationary increases in the cost of labor or materials.

Because our revenues and operating results are volatile and difficult to predict, we believe that consecutive period-to-period comparisons of our operating results may not be a good indication of our future performance.

Most of our sales and a substantial portion of our manufacturing operations are located outside of the United States, and we rely on independent foreign distribution channels for certain product lines; all of which subject us to risks from changes in trade regulations, currency fluctuations, political instability and war

Approximately 79% of our net sales for fiscal 2003, 72% of our net sales for fiscal 2002 and 62% of our net sales for fiscal 2001 were attributable to sales to customers for delivery outside of the United States, in particular to customers in the Asia/Pacific region. We expect these trends to continue. Thus, our future performance will depend, in significant part, on our ability to continue to compete in foreign markets, particularly in Asia/Pacific. These economies have been highly volatile, resulting in significant fluctuation in local currencies, and political and economic instability. These conditions may continue or worsen, which may materially and adversely affect our business, financial condition and operating results.

We also rely on non-United States suppliers for materials and components used in our products, and most of our manufacturing operations are located in countries other than the United States. We manufacture our automatic ball bonders and bonding wire in Singapore, we manufacture capillaries in Israel and China and we have sales, service and support personnel in China, Hong Kong, Japan, Korea, Malaysia, the Philippines, Singapore, Taiwan and Europe. We also rely on independent foreign distribution channels for certain of our product lines. As a result, a major portion of our business is subject to the risks associated with international, and particularly Asian/Pacific, commerce, such as:

•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	expropriation of our foreign assets;

•	longer payment cycles in foreign markets;

•	international exchange restrictions;

•	restrictions on the repatriation of our assets, including cash;

•	the difficulties of staffing and managing dispersed international operations;

•	episodic events outside our control such as, for example, the outbreak of Severe Acute Respiratory Syndrome;

•	tariff and currency fluctuations;

•	changing political conditions;

•	labor conditions and costs;

•	foreign governments’ monetary policies;

•	less protective foreign intellectual property laws; and

•	legal systems which are less developed and which may be less predictable than those in the United States.

Because most of our foreign sales are denominated in United States dollars, an increase in value of the United States dollar against foreign currencies, particularly the Japanese yen, will make our products more expensive than those offered by some of our foreign competitors. Our ability to compete overseas in the future may be materially and adversely affected by a strengthening of the United States dollar against foreign currencies. Because we have significant assets, including cash, outside the United States, those assets are subject to risks of destruction and seizure, and it may be difficult to repatriate them, or repatriation may result in the payment by us of significant United States taxes.

Our international operations also depend upon a continuation of favorable trade relations between the United States and those foreign countries in which our customers, subcontractors, and materials suppliers have operations. A protectionist trade environment in either the United States or those foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, may materially and adversely affect our ability to sell our products in foreign markets.

Our business depends on attracting and retaining management, marketing and technical employees

As with many other technology companies, our future success depends on our ability to hire and retain qualified management, marketing and technical employees. In particular, we periodically experience shortages of engineers. If we are unable to continue to attract and retain the managerial, marketing and technical personnel we require, our business, financial condition and operating results could be materially and adversely affected.

We may not be able to rapidly develop and manufacture new and enhanced products required to maintain or expand our business

We believe that our continued success depends on our ability to continuously develop and manufacture new products and product enhancements on a timely and cost-effective basis. We must timely introduce these products and product enhancements into the market in response to customers’ demands for higher performance assembly equipment, leading-edge materials and for test interconnect solutions customized to address rapid technological advances in integrated circuits and capital equipment designs. Our competitors may develop new products or enhancements to their products that offer performance, features and lower prices that may render our products less competitive. The development and commercialization of new products requires significant capital expenditures over an extended period of time, and some products that we seek to develop may never become profitable. In addition, we may not be able to develop and introduce products incorporating new technologies in a timely manner or at prices that will satisfy our customers’ future needs or achieve market acceptance.

Difficulties in forecasting demand for our product lines may lead to periodic inventory shortages or excesses

We typically operate our business with a relatively short backlog. As a result, we sometimes experience inventory shortages or excesses. We generally order supplies and otherwise plan our production based on internal forecasts of demand. We have in the past, and may again in the future, fail to forecast accurately demand, in terms of both volume and configuration for either our current or next-generation wire bonders. This has led to and may in the future lead to delays in product shipments or, alternatively, an increased risk of inventory obsolescence. If we fail to forecast accurately demand for our products, including assembly equipment, packaging materials and test interconnect solutions, our business, financial condition and operating results may be materially and adversely affected.

Advanced packaging technologies other than wire bonding may render some of our products obsolete

Advanced packaging technologies have emerged that may improve device performance or reduce the size of an integrated circuit package, as compared to traditional die and wire bonding. These technologies include flip chip and chip scale packaging. Some of these advanced technologies eliminate the need for wires to establish the electrical connection between a die and its package. The semiconductor industry may, in the future, shift a significant part of its volume into advanced packaging technologies, such as those discussed above, which do not employ our products. If a significant shift to advanced packaging technologies were to occur and we had not developed products using these new technologies, demand for our wire bonders and related packaging materials may be materially and adversely affected.

A decline in demand for any of our products could cause our revenues to decline significantly

If demand for, or pricing of, our wire bonders or test interconnect solutions declines because our competitors introduce superior or lower cost systems, the semiconductor industry changes or demand for our products declines because of other events beyond our control, our business, financial condition and operating results may be materially and adversely affected.

Because a small number of customers account for most of our sales, our revenues could decline if we lose any significant customer

The semiconductor manufacturing industry is highly concentrated, with a relatively small number of large semiconductor manufacturers and their subcontract assemblers and vertically integrated manufacturers of electronic systems purchasing a substantial portion of our semiconductor assembly equipment, packaging materials and test interconnect solutions. Sales to a relatively small number of customers account for a significant percentage of our net sales. In fiscal 2003 and 2002, sales to Advanced Semiconductor Engineering, our largest customer, accounted for 13% and 12%, respectively, of our net sales. In fiscal 2001, no customer accounted for more than 10% of our net sales.

We expect that sales of our products to a small number of customers will continue to account for a high percentage of our net sales for the foreseeable future. Thus, our business success depends on our ability to maintain strong relationships with our important customers. Any one of a number of factors could adversely affect these relationships. If, for example, during periods of escalating demand for our equipment, we were unable to add inventory and production capacity quickly enough to meet the needs of our customers, they may turn to other suppliers making it more difficult for us to retain their business. Similarly, if we are unable for any other reason to meet production or delivery schedules, particularly during a period of escalating demand, our relationships with our key customers could be adversely affected. If we lose orders from a significant customer, or if a significant customer reduces its orders substantially, these losses or reductions may materially and adversely affect our business, financial condition and operating results.

We depend on a small number of suppliers for raw materials, components and subassemblies. If our suppliers do not deliver their products to us, we would be unable to deliver our products to our customers

Our products are complex and require raw materials, components and subassemblies having a high degree of reliability, accuracy and performance. We rely on subcontractors to manufacture many of these components and subassemblies and we rely on sole source suppliers for some important components and raw materials, including gold. As a result, we are exposed to a number of significant risks, including:

•	lack of control over the manufacturing process for components and subassemblies;

•	changes in our manufacturing processes, dictated by changes in the market, that may delay our shipments;

•	our inadvertent use of defective or contaminated raw materials;

•	the relatively small operations and limited manufacturing resources of some of our suppliers, which may limit their ability to manufacture and sell subassemblies, components or parts in the volumes we require and at acceptable quality levels and prices;

•	the risk of reliability or quality problems with certain key subassemblies provided by single source suppliers as to which we may not have any short term alternative;

•	shortages caused by disruptions at our suppliers and subcontractors for a variety of reasons, including work stoppage, fire, earthquake, flooding or other natural disasters;

•	delays in the delivery of raw materials or subassemblies, which, in turn, may delay our shipments; and

•	the loss of suppliers as a result of the consolidation of suppliers in the industry.

If we are unable to deliver products to our customers on time for these or any other reasons; if we are unable to meet customer expectations as to cycle time; or if we do not maintain acceptable product quality or reliability, our business, financial condition and operating results may be materially and adversely affected.

Our diversification presents significant management and operating challenges

During fiscal 2001, we acquired two companies that design and manufacture test interconnect solutions, Cerprobe Corporation and Probe Technology Corporation, and combined their operations to create our test division. Since its acquisition in 2001, our test interconnect business has not performed to our expectation. Problems include difficulty in rationalizing duplicated products and facilities, and in integrating these acquisitions. Our plan to correct these problems centers on the following steps: standardize production processes between the various test manufacturing sites, create and ramp production of our highest volume products in a new lower cost site in China and/or outsource production where appropriate, then rationalize excess capacity by converting existing higher cost, low volume manufacturing sites to service centers. If we are unable to successfully implement this plan, our operating margins and results of operations will continue to be adversely affected by the performance of our test interconnect segment.

More generally, our diversification strategy has increased demands on our management, financial resources and information and internal control systems. Our success will depend in part on our ability to manage and integrate our test interconnect and equipment and packaging materials businesses and to continue successfully to implement, improve and expand our systems, procedures and controls. If we fail to integrate successfully our existing businesses or businesses that we may subsequently acquire or to develop the necessary internal procedures to manage diversified businesses, our business, financial condition and operating results may be materially and adversely affected.

Although we have no current plans to do so, we may from time to time in the future seek to expand our business through acquisition. In that event, the success of any such acquisition will depend, in part, on our ability to integrate and finance (on acceptable terms) the acquisition.

We may be unable to continue to compete successfully in the highly competitive semiconductor equipment, packaging materials and test interconnect solutions industries

The semiconductor equipment, packaging materials and test interconnect solutions industries are very competitive. In the semiconductor equipment and test interconnect solutions markets, significant competitive factors include performance, quality, customer support and price. In the semiconductor packaging materials industry, competitive factors include price, delivery and quality.

In each of our markets, we face competition and the threat of competition from established competitors and potential new entrants, some of which have significantly greater financial, engineering, manufacturing and marketing resources than we have. Some of these competitors are Asian and European companies that have had and may continue to have an advantage over us in supplying products to local customers who appear to prefer to purchase from local suppliers, without regard to other considerations.

We expect our competitors to improve their current products’ performance, and to introduce new products and materials with improved price and performance characteristics. Our competitors may independently develop technology that is similar to or better than ours. New product and materials introductions by our competitors or by new market entrants could hurt our sales. If a particular semiconductor manufacturer or subcontract assembler selects a competitor’s product or materials for a particular assembly operation, we may not be able to sell products or materials to that manufacturer or assembler for a significant period of time because manufacturers and assemblers sometimes develop lasting relations with suppliers, and assembly equipment in our industry often goes years without requiring replacement. In addition, we may have to lower our prices in response to price cuts by our competitors, which may materially and adversely affect our business, financial condition and operating results. We cannot assure you that we will be able to continue to compete in these or other areas in the future. If we cannot compete successfully, we could be forced to reduce prices, and could lose customers and market share and experience reduced margins and profitability.

Our success depends in part on our intellectual property, which we may be unable to protect

Our success depends in part on our proprietary technology. To protect this technology, we rely principally on contractual restrictions (such as nondisclosure and confidentiality provisions) in our agreements with employees, vendors, consultants and customers and on the common law of trade secrets and proprietary “know-how.” We also rely, in some cases, on patent and copyright protection. We may not be successful in protecting our technology for a number of reasons, including:

•	employees, vendors, consultants and customers may violate their contractual agreements, and the cost of enforcing those agreements may be prohibitive, or those agreements may be unenforceable or more limited than we anticipate;

•	foreign intellectual property laws may not adequately protect our intellectual property rights; and

•	our patent and copyright claims may not be sufficiently broad to effectively protect our technology; our patents or copyrights may be challenged, invalidated or circumvented; or we may otherwise be unable to obtain adequate protection for our technology.

In addition, our partners and alliances may also have rights to technology that we develop. We may incur significant expense to protect or enforce our intellectual property rights. If we are unable to protect our intellectual property rights, our competitive position may be weakened.

Third parties may claim we are infringing on their intellectual property, which could cause us to incur significant litigation costs or other expenses, or prevent us from selling some of our products

The semiconductor industry is characterized by rapid technological change, with frequent introductions of new products and technologies. Industry participants often develop products and features similar to those introduced by others, creating a risk that their products and processes may give rise to claims that they infringe on the intellectual property of others. We may unknowingly infringe on the intellectual property rights of others and incur significant liability for that infringement. If we are found to have infringed on the intellectual property rights of others, we could be enjoined from continuing to manufacture, market or use the affected product, or be required to obtain a license to continue manufacturing or using the affected product. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical.

Occasionally, third parties assert that we are, or may be, infringing on or misappropriating their intellectual property rights. In these cases, we will defend against claims or negotiate licenses where we consider these actions appropriate. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from our business.

Some of our customers are parties to litigation brought by the Lemelson Medical, Education and Research Foundation Limited Partnership (the “Lemelson Foundation”), in which the Lemelson Foundation claims that certain manufacturing processes used by those customers infringe patents held by the Lemelson Foundation. We have never been named a party to any such litigation. Some customers have requested that we indemnify them to the extent their liability for these claims arises from use of our equipment. We do not believe that products sold by us infringe valid Lemelson patents. If a claim for contribution were to be brought against us, we believe we would have valid defenses to assert and also would have rights to contribution and claims against our suppliers. We have not incurred any material liability with respect to the Lemelson claims or any other pending intellectual property claim to date and we do not believe that these claims will materially and adversely affect our business, financial condition or operating results. The ultimate outcome of any infringement or misappropriation claim that might be made, however, is uncertain and we cannot assure you that the resolution of any such claim would not materially and adversely affect our business, financial condition and operating results.

We may be materially and adversely affected by environmental and safety laws and regulations

We are subject to various federal, state, local and foreign laws and regulations governing, among other things, the generation, storage, use, emission, discharge, transportation and disposal of hazardous material, investigation and remediation of contaminated sites and the health and safety of our employees. Increasingly, public attention has focused on the environmental impact of manufacturing operations and the risk to neighbors of chemical releases from such operations.

Proper waste disposal plays an important role in the operation of our manufacturing plants. In many of our facilities we maintain wastewater treatment systems that remove metals and other contaminants from process wastewater. These facilities operate under permits that must be renewed periodically. A violation of those permits may lead to revocation of the permits, fines, penalties or the incurrence of capital or other costs to comply with the permits, including potential shutdown of operations.

In the future, applicable land use and environmental regulations may: (1) impose upon us the need for additional capital equipment or other process requirements, (2) restrict our ability to expand our operations, (3) subject us to liability for, among other matters, remediation, and/or (4) cause us to curtail our operations. We cannot assure you that any costs or liabilities associated with complying with these environmental laws will not materially and adversely affect our business, financial condition and operating results.

We may be unable to sell our Flip Chip business

We previously announced our intention to sell our Flip Chip business, if satisfactory arrangements can be negotiated. If we are unable to accomplish that sale, we will either continue to operate the Flip Chip business, which has not been profitable to date, or close it, which could result in significant closure costs.

We have significant intangible assets and goodwill, which we are required to evaluate annually

In fiscal 2003, we recorded a substantial write-down of goodwill. However, our financial statements continue to reflect significant intangible assets and goodwill. We are required to perform an impairment test at least annually to support the carrying value of goodwill and intangible assets. Should we be required to recognize additional intangible or goodwill impairment charges, our financial condition would be adversely affected.

Anti-takeover provisions in our articles of incorporation and bylaws, and Pennsylvania law may discourage other companies from attempting to acquire us

Some provisions of our articles of incorporation and bylaws and of Pennsylvania law may discourage some transactions where we would otherwise experience a fundamental change. For example, our articles of incorporation and bylaws contain provisions that:

•	classify our board of directors into four classes, with one class being elected each year;

•	permit our board to issue “blank check” preferred stock without stockholder approval; and

•	prohibit us from engaging in some types of business combinations with a holder of 20% or more of our voting securities without super-majority board or stockholder approval.

Further, under the Pennsylvania Business Corporation Law, because our bylaws provide for a classified board of directors, stockholders may only remove directors for cause. These provisions and some other provisions of the Pennsylvania Business Corporation Law could delay, defer or prevent us from experiencing a fundamental change and may adversely affect our common stockholders’ voting and other rights.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, or other acts of violence or war may affect the markets in which we operate and our profitability

Terrorist attacks may negatively affect our operations. There can be no assurance that there will not be further terrorist attacks against the United States or United States businesses. These attacks or armed conflicts may directly impact our physical facilities or those of our suppliers or customers. Our primary facilities include administrative, sales and R&D facilities in the United States and manufacturing facilities in the United States, Israel, Singapore and China. Also, these attacks have disrupted the global insurance and reinsurance industries with the result that we may not be able to obtain insurance at historical terms and levels for all of our facilities. Furthermore, these attacks may make travel and the transportation of our supplies and products more difficult and more expensive and ultimately affect the sales of our products in the United States and overseas. The conflicts in Afghanistan, Israel, and Iraq or any broader conflict, could have a further impact on our domestic and internal sales, our supply chain, our production capability and our ability to deliver product to our customers. Political and economic instability in some regions of the world may also result and could negatively impact our business. The consequences of any of these armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment.

We may be unable to generate enough cash to service our debt

Our ability to make payments on our indebtedness and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This is affected by the volatile nature of our business, and general economic, competitive and other factors that are beyond our control. Our indebtedness poses risks to our business, including that:

•	we must use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions, product development and other general corporate purposes;

•	insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us; and

•	our level of indebtedness may make us more vulnerable to economic or industry downturns.

Our stock price has been and is likely to continue to be highly volatile, which may make the common stock difficult to resell at desired times and prices

In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have been rapid and severe. The price of our common stock may continue to fluctuate greatly in the future due to a variety of factors, including:

•	quarter to quarter variations in our operating results;

•	shortfalls in our revenue or earnings from levels expected by securities analysts;

•	announcements of technological innovations or new products by us or other companies; and

•	slowdowns or downturns in the semiconductor industry.

One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market, which could adversely affect your investment, as well as our business and financial operations.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock

The issuance of additional equity securities or securities convertible into equity securities will result in dilution of existing stockholders’ equity interests in us. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to an aggregate of 200 million shares of common stock, of which approximately 50.1 million shares were outstanding as of Septemeber 30, 2003. We are also authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock.

We Do Not Expect to Pay Dividends on Our Common Stock in the Foreseeable Future

Although our shareholders may receive dividends if, as and when declared by our board of directors, we do not intend to pay dividends on our common stock in the foreseeable future. Therefore, you should not purchase our common stock if you need immediate or future income by way of dividends from your investment.

Forward-Looking Statements

This prospectus contains or incorporates by reference certain statements and information that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements that relate to our future revenue, product development, demand forecasts, competitiveness, gross margins, operating expense and benefits expected as a result of:

•	the projected growth rates in the overall semiconductor industry, the semiconductor assembly equipment market and the market for semiconductor packaging materials and test interconnect solutions;

•	the successful operation of acquisitions and expected growth rates for those companies; and

•	the projected continuing demand for wire borders.

Generally words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe,” or the negative of or other variation on these and other similar expressions identify forward-looking statements. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. The uncertainties in this regard include, but are not limited to, those identified under the caption “Risk Factors” above and in any applicable prospectus supplement. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. These forward-looking statements are made only as of the date of this Registration Statement. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

The Pension Plan

The common stock is offered by this prospectus for the account of the trust. The trust was formed in January 1987 to allow us to fund our obligations under the pension plan. We authorized the issuance of 90,000 shares of our common stock to be contributed to the trust to meet certain of our obligations to the pension plan. Reliance Trust Company is trustee of the pension plan. A committee, consisting of officers and employees of our company, currently administers the pension plan.

Use of Proceeds

We will not receive any proceeds from the sale of our common stock offered pursuant to this prospectus. The proceeds will be retained by the trust to fund the pension plan’s future obligations to participants.

Selling Shareholder

The selling shareholder will sell the shares offered hereby from time to time for the account of the pension plan in its capacity as trustee of the plan. The pension plan will sell the securities if the market price of the securities exceeds $5.50 per share, no more than one third (1/3) of the securities may be sold in a calendar month.

The following sets forth certain information concerning the selling shareholder acting as trustee:

Name	Shares Owned Prior to Offering		Shares Offered	Shares Owned After Offering
	Number	Percent		Number	Percent
Reliance Trust Company 3384 Peachtree Road, N.E., Suite 900 Atlanta, GA 303261	90,000	*	90,000	0	*

*	Less than 1% of common stock outstanding on January 1, 2004.

Plan of Distribution

The common stock may be sold pursuant to the methods described below from time to time by or for the account of the trust on the Nasdaq National Market or otherwise in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at prices determined on a negotiated or competitive bid basis. The common stock may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transaction. The trustee may effect transactions by selling the common stock through broker-dealers, and such broker-dealers may receive compensation in the form of commissions, discounts, or concessions from the trustee (which commissions will not exceed those customary in the types of transactions involved). The trustee and any broker-dealers that participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any profit on the sale of the common stock by it and any fees and commissions received by the broker-dealers may be deemed to be underwriting commissions, discounts, and concessions.

At the time a particular offering of common stock is made pursuant to this prospectus, to the extent required by law, a prospectus supplement will be distributed that will set forth the amount of common stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for the common stock purchased from the trust and any items constituting compensation from the trust.

We will indemnify the trustee against any and all claims, loss, damage, expense or liability arising from any action or failure to act in connection with the administration of the pension plan, except when due to the gross negligence or willful misconduct of the trustee.

We will not receive any portion of the proceeds of the sale of the common stock offered by this prospectus, and we will bear all expenses in connection with the registration and qualification of the common stock. The proceeds will, however, be used to fund our obligations under the pension plan.

Our common stock is listed for trading on the Nasdaq National Market, and the shares will be listed on the Nasdaq National Market.

Legal Matters

Certain legal matters in connection with the legality of securities offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

Experts

The consolidated financial statements of Kulicke and Soffa Industries, Inc. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information concerning us can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. Our common stock is listed on the Nasdaq National Market under the symbol “KLIC.” These reports, proxy statements, and other information are also available at the following Nasdaq address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. We maintain a website with the address www.kns.com.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in such instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” certain information into this prospectus, which means that we can disclose important information to you by referring you to another document that we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering.

We are incorporating by reference the following documents:

•	our Annual Report on Form 10-K for our fiscal year ended September 30, 2003;

•	our Current Reports on Forms 8-K dated November 20, 2003 (three reports filed on this date); November 26, 2003 (two reports filed on this date); December 8, 2003; and January 6, 2004; and

•	the description of our common stock contained in our registration statement on Form 8-A12G/A, Amendment No. 2, filed on July 17, 2000, SEC file number 000-0121.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations Department

Kulicke and Soffa Industries, Inc.

2101 Blair Mill Road

Willow Grove, PA 19090

Telephone: (215) 784-6000

Our logo appearing on the front and back covers of this prospectus and Maxum™, Maxum Plus™, Nu-Tek™, WaferPRO™, Triton RDA™, the UItraCSP®, Spheron™ and DuraPlus™ are trademarks of Kulicke and Soffa Industries, Inc. Other brands, names and trademarks contained in this prospectus are the property of their respective owners.

You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities, and you should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any other date.

PART II. Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by Kulicke & Soffa in connection with the issuance and distribution of the securities registered hereby. All of these expenses, except for the registration fee, are estimates:

Securities and Exchange Commission Registration Fee	$200
Printing and Engraving Expenses	1,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	2,500
Miscellaneous Expenses	5,000

Total	$28,700

Item 15.	Indemnification of Directors and Officers.

Our By-laws require us to indemnify any person who was or is a party or is threatened to be made a party (or in certain actions is threatened to be made a party) to any threatened, pending or completed proceeding by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits or otherwise in defense of the matter or in defense of any claim, issue or matter therein. In addition, Pennsylvania law permits us to provide similar indemnification to employees and agents who are not directors or officers. Our By-laws provide, however, that we will not indemnify a director who has breached or failed to perform the duties of his or her office in a manner that constitutes self-dealing, willful misconduct or recklessness unless, in the case of an action in the right of the Company, a court of common pleas determines that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification. The determination of whether an individual meets the applicable standard of conduct set forth in our By-laws may be made by disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in our right to procure a judgment in our favor.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

4.1	The Company’s Form of Amended and Restated Articles of Incorporation dated June 14, 2002, filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2002, SEC file number 0000012, is incorporated herein by reference.

4.2	The Company’s By-laws, as amended through June 26, 1990, filed as Exhibit 3(ii) to the Company’s Form 8-A12G/A dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.

4.3	Specimen of Common Stock Certificate of Kulicke and Soffa Industries, Inc., filed as Exhibit 4 to the Company’s Form 8-A12G/A dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.

5.1	Opinion of Drinker Biddle & Reath LLP.

23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants).

23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4 of this Form S-3).

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions disclosed under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective; and

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Willow Grove, Commonwealth of Pennsylvania, on January 30, 2004.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ C. SCOTT KULICKE

C. Scott Kulicke Chief Executive Officer

POWER OF ATTORNEYS

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C. Scott Kulicke and Maurice E. Carson, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date

/s/ C. SCOTT KULICKE C. Scott Kulicke	Chairman and Chief Executive Officer (Principal Executive Officer)	January 30, 2004

/s/ MAURICE E. CARSON Maurice E. Carson	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 30, 2004

/s/ BRIAN R. BACHMAN Brian R. Bachman	Director	January 30, 2004

/s/ PHILIP V. GERDINE Philip V. Gerdine	Director	January 30, 2004

/s/ JOHN A. O’STEEN John A. O’Steen	Director	January 30, 2004

/s/ ALLISON F. PAGE Allison F. Page	Director	January 30, 2004

/s/ MACDONELL ROEHM, JR. MacDonell Roehm, Jr.	Director	January 30, 2004

/s/ LARRY D. STRIPLIN, JR. Larry D. Striplin, Jr.	Director	January 30, 2004

/s/ BARRY WAITE Barry Waite	Director	January 30, 2004

/s/ C. WILLIAM ZADEL C. William Zadel	Director	January 30, 2004

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	The Company’s Form of Amended and Restated Articles of Incorporation dated June 14, 2002, filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2002, SEC file number 0000012, is incorporated herein by reference.
4.2	The Company’s By-laws, as amended through June 26, 1990, filed as Exhibit 3(ii) to the Company’s Form 8-A12G/A dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.
4.3	Specimen of Common Stock Certificate of Kulicke and Soffa Industries, Inc., filed as Exhibit 4 to the Company’s Form 8-A12G/A dated September 11, 1995, SEC file number 0000012, is incorporated herein by reference.
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of PricewaterhouseCoopers LLP (Independent Accountants).
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-3).